UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

(Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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AMERICAN RAILCAR INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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100 Clark Street, St. Charles, Missouri 63301

www.americanrailcar.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 5, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of American Railcar Industries, Inc. (the Company) will be held beginning at 1:00 p.m., local time, on June 5, 2012 at Country Inn & Suites, 1190 South Main Street, St. Charles, Missouri 63301 for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To vote on an advisory resolution to approve our executive compensation.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Only shareholders of record at the close of business on April 27, 2012 will be entitled to notice of and to vote at the Annual Meeting of Shareholders (the Annual Meeting) and any adjournment or postponement thereof. A list of shareholders will be open for inspection by any shareholder for the purpose of communicating with other shareholders concerning the Annual Meeting beginning two days after this proxy is mailed out to shareholders and continuing through the Annual Meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301. Such list will also be available for inspection at the Annual Meeting.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Form 10-K/A, accompany this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors /s/ Michael Obertop Michael Obertop Secretary

May 7, 2012

St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY’S ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2012: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2011 and the Proxy Card are available at the Company’s web site, www.americanrailcar.com.

American Railcar Industries, Inc.

Proxy Statement

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

June 5, 2012

General

The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the Company, ARI, we, us or our) for use at the Annual Meeting of Shareholders to be held on June 5, 2012 (the Annual Meeting), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Country Inn & Suites, 1190 South Main Street, St. Charles, Missouri 63301. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the Annual Report to shareholders were first mailed or delivered on or about May 7, 2012.

Record Date, Stock Ownership and Voting

Only shareholders of record at the close of business on April 27, 2012 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,352,297 shares of our common stock, par value $0.01 per share (Common Stock). Each shareholder is entitled to one vote for each share of Common Stock on each matter properly brought before the Annual Meeting. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the Annual Meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, “FOR” the election of the nine nominees for director and “FOR” the advisory resolution to approve our executive compensation. If any other matters shall properly come before the Annual Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.

The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Annual Meeting.

The proxy card provides space for a shareholder to vote “FOR” or “AGAINST”, or to abstain with respect to, each candidate for election. To be elected, a candidate must receive the affirmative vote of at least a majority of the votes cast “FOR” or “AGAINST” the candidate’s election. Similarly, the proxy card provides space for a shareholder to vote for or against, or to abstain with respect to, the advisory resolution to approve our executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting and will have no effect on the outcome of any matter. Abstentions will have no effect on the outcome of the vote for the election of directors but abstentions will be tantamount to a vote against the resolution to approve our executive compensation.

Revocability of Proxies

The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

Costs of Solicitation

All costs of our solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting nine directors are to be elected who shall hold office until the next Annual Meeting of Shareholders. We list below certain biographical and other information concerning each of our current directors. Our board of directors has nominated each of our current directors for re-election as directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

The Board of Directors unanimously recommends you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of April 26, 2012.

Name	Age	Position	Director Since
Carl C. Icahn	76	Chairman of the Board	1994
James J. Unger	64	Vice Chairman of the Board	1995
James C. Pontious *	73	Director	2006
J. Mike Laisure *	60	Director	2006
Harold First **	75	Director	2007
Brett Icahn ***	32	Director	2007
Hunter Gary	37	Director	2008
Samuel Merksamer	31	Director	2011
SungHwan Cho ***	38	Director	2011

*	Member of the Audit Committee
**	Chair of the Audit Committee
***	Member of the Compensation Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, our board of directors may consider all factors it deems relevant, including current or recent experience as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior railcar and/or manufacturing industry experience; independence; diversity; the extent to which the candidate would fill a present need on the board of directors; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board of directors that possesses the appropriate skills and experience to oversee our management team and our business. Listed below are our director nominees and their biographies and, for each director, we summarize why that director has been chosen to serve on our board of directors.

Directors and Nominees

Carl C. Icahn. Mr. Carl Icahn has been our principal beneficial shareholder and has served as chairman of the board of directors and as a director since 1994. Mr. Carl Icahn has served as chairman of the board of Icahn Enterprises G.P. since 1990. From August 8, 2007 until December 31, 2007, Mr. Carl Icahn served as chief executive officer of Icahn Capital Management and, since January 1, 2008, Mr. Carl Icahn serves as chief executive officer of Icahn Capital LP. Mr. Carl Icahn also serves as Chief Executive Officer of the General Partners. Mr. Carl Icahn served as a director of WPI from October 2005 through December 2011. Since 1984, Mr. Carl Icahn has also served as Chairman of the Board and a director of Starfire Holding Corporation, or Starfire, a privately held holding company. Mr. Carl Icahn was also chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Mr. Carl Icahn has served as chairman of the board of directors and as a director of Tropicana Entertainment Inc. (Tropicana), a casino and resort owner and operator, since March 2010. From October 1998 through May 2004, Mr. Carl Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, which, until February 2008, was a subsidiary of Icahn Enterprises. From September 2000 to February 2007, Mr. Carl Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Entertainment Holdings, Inc., or Atlantic Coast, the owner and operator of The Sands Hotel and Casino in Atlantic City until November 2006. Mr. Carl Icahn has been chairman of the board and a director of XO Holdings (XO), since February 2006, and of its predecessor from January 2003 to February 2006. From July 1993 to July 2010, Mr. Carl Icahn served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. From May 2005 through January 2010, Mr. Carl Icahn was a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. From September 2006 through November 21, 2008, Mr. Carl Icahn was a director of ImClone Systems Incorporated, a biopharmaceutical company, or ImClone, and from October 2006 through November 21, 2008, he was the chairman of the board of ImClone. From August 2007 to September 2009, Mr. Carl Icahn was a director of WCI Communities, Inc., or WCI, a homebuilding company and, from September 2007 through September 3, 2009, was the chairman of the board of WCI. In December 2007, Mr. Carl Icahn became a director of Federal-Mogul and, since January 2008, has been the chairman of the board of Federal-Mogul. From April 2008 through January 21, 2010 Mr. Carl Icahn was a director of Motricity. From August 2008 to October 23, 2009, Mr. Carl Icahn was a director of Yahoo! Inc., an Internet service provider. Mr. Carl Icahn received his B.A. from Princeton University.

The board of directors has concluded that Mr. Carl Icahn should serve as a director and as the chairman of the board of directors because of his significant business experience and leadership roles serving as a director in various companies, as discussed above. Additionally, Mr. Carl Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Carl Icahn has proven to be a successful investor and business leader for more than 40 years. Mr. Carl Icahn has also served as our chairman for over 15 years, providing him extensive knowledge of our operations and industry.

James J. Unger. Mr. Unger served as our president and chief executive officer from March 1995 to April 2009 and has served on our board of directors since March 1995. Effective April 1, 2009, Mr. Unger resigned as our president and chief executive officer and was appointed vice chairman of the board. Mr. Unger also served us as a consultant from April 2009 through March 2010. Prior to joining us, he served ACF Industries, Inc. (now known as ACF Industries, LLC, which we refer to as ACF) as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger continued to serve as the vice chairman of ACF until March 2005. Since 2004, Mr. Unger has served as a director of American Railcar Leasing LLC (ARL). ACF and ARL are controlled by Mr. Carl Icahn. Since June 2003, Mr. Unger has served as president of Ohio Castings Company, LLC (Ohio Castings), the joint venture in which we have a one-third interest. From July 2007 through August 2010, Mr. Unger served on the executive committee of Axis, LLC (Axis), the axle manufacturing joint venture in which we have a 41.9% interest, and, from January 2008 through August 2010, served as a director of Axis Operating Company, LLC (AxisOpCo), which is wholly owned by Axis and is the operating entity for the joint venture. From 2008 through August 2010, Mr. Unger served on the board of directors of Amtek Railcar Industries Private Limited (Amtek Railcar), the Indian joint venture in which we have a 50% interest. Also, Mr. Unger served on the board of directors of Guaranty Financial Group and Guaranty Bank from August 2008 to August 2009. Mr. Unger was on the board of directors of Aspen Resources Group, an oil and gas exploration company from May 2002 until April 2007. Mr. Unger participates in several industry organizations, including the Railway Supply Institute, Inc. (RSI) and the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in Accounting from the University of Missouri, Columbia and is a Certified Public Accountant.

The board of directors has concluded that Mr. Unger should serve as a director and as the vice chairman of the board of directors because of his significant knowledge and understanding of our operations and industry, his experience as our former president and chief executive officer, and his extensive knowledge and experience in the railcar industry based on his other leadership roles discussed above.

James C. Pontious. Mr. Pontious has served on our board of directors and as a member of our audit committee since January 2006. Since May 2005, Mr. Pontious has been a railroad industry consultant in the areas of business development, acquisition and investment for various clients focused on the railroad industry, including Wabtec Corporation (Wabtec), a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. Mr. Pontious served Wabtec as vice president of special projects for business development from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990 and was a trustee/director of the Watertown Savings Bank from 1979 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious has served as a director of the Intermodal Transportation Institute at the University of Denver and as chairman of the Passenger Transportation Committee of the Railway Progress Institute in Washington DC. Mr. Pontious holds a B.B.A. from the University of Minnesota.

The board of directors has concluded that Mr. Pontious should serve as a director and a member of our audit committee because of his significant experience in the rail industry and business development and his financial background. Mr. Pontious’ experience with a rail industry supplier provides a different perspective and insight to us as a railcar manufacturer. Mr. Pontious also has significant business experience and leadership roles in various companies, as discussed above, that provide an insight beyond that of the rail industry.

J. Mike Laisure. Mr. Laisure has served on our board of directors and as a member of our audit committee since January 2006. Since June 2007, Mr. Laisure has served as a director and the chief executive officer of Fluid Routing Solutions (FRS), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries. FRS filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as president of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (Dana), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s automotive systems group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Also, Mr. Laisure has been a director of Federal-Mogul since February 2008. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The board of directors has concluded that Mr. Laisure should serve as a director and a member of our audit committee because of his significant business experience and leadership roles in the manufacturing industry, as discussed above. Mr. Laisure also has extensive accounting and finance experience, as well as experience with international joint ventures in the manufacturing industry.

Harold First. Mr. First has served on our board of directors and as a member of our audit committee since January 2007. Mr. First has been an independent financial consultant since January 1993. Since November 2007, Mr. First has been a director of Lexington Realty Trust, a New York Stock Exchange (NYSE) traded real estate investment trust that merged with Newkirk Realty Trust, Inc. (Newkirk), another NYSE traded real estate investment trust on December 31, 2006. From April 2001 to March 2006, Mr. First served on the board of directors of GB Holdings. From November 2005 to December 2011, Mr. First was a director of WestPoint. From January 2006 through December 2006, Mr. First was a director of Newkirk. From April 2010 to July 2011, Mr. First was a director of XO. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

The board of directors has concluded that Mr. First should serve as a director and as chair of our audit committee because of his significant business experience as well as his experience as a director in various companies, as discussed above. In particular, Mr. First has served in various financial and accounting roles providing him leadership and insight to our audit committee.

Brett Icahn. Mr. Brett Icahn has served on our board of directors since January 2007 and as a member of our compensation committee since January 2008. Since April 2010, Mr. Brett Icahn has been a portfolio manager of the Sargon Portfolio at Icahn Capital where he was an investment analyst from 2002 until April 2010. Since January 2010, Mr. Brett Icahn has served on the board of directors of Motricity. Since April 2010, he has served on the board of directors of Take-Two Interactive Software, Inc. (Take-Two), a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC. Mr. Brett Icahn also serves as a director of the Hain Celestial Group, Inc. (Hain Celestial), a natural organic products company, and Cadus Pharmaceuticals Inc. From November 2006 to December 2007, Mr. Brett Icahn served on the board of directors of HowStuffWorks.com, an internet resource acquired by Discovery Communications in 2007. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Brett Icahn is the son of Mr. Carl Icahn. Mr. Brett Icahn received a B.A. from Princeton University.

The board of directors has concluded that Mr. Brett Icahn should serve as a director and a member of our compensation committee because of his business experience and leadership roles in various companies, as discussed above. Mr. Brett Icahn’s experience with other companies provides insight into other companies’ compensation programs to assist in incentivizing our named executive officers and employees competitively with other companies.

Hunter Gary. Mr. Gary has served on our board of directors since January 2008. Since November 2010, Mr. Gary has served as a senior vice president of IELP. Mr. Gary has been employed by Icahn Associates Corporation (Icahn Associates), an affiliate of IELP, in various roles since June 2003, most recently as the chief operating officer of Icahn Sourcing LLC. Prior to joining Icahn Associates, from 1997 to 2002, Mr. Gary served as a managing director of Kaufhof Warenhaus AG, a department store company and a subsidiary of the Metro Group. Since 2007, Mr. Gary has also served as a director of WestPoint and Motricity. Since March 2010, Mr. Gary has served as a director of Tropicana. Since September 2011, Mr. Gary has served as a director of XO. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. With respect to each company mentioned above, except Kaufhof Warenhaus AG, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The board of directors has concluded that Mr. Gary should serve as a director because of his significant business and financial experience and leadership roles in various companies, as discussed above.

Samuel Merksamer. Mr. Merksamer has served on our board of directors since June 2011. Mr. Merksamer has worked as an investment analyst at Icahn Capital since May 2008. Prior to joining Icahn Capital, Mr. Merksamer worked as an analyst for Airlie Opportunity Capital Management from 2003 to 2008. He currently serves as a director for Dynegy, Federal-Mogul, Viskase Companies, Inc. (Viskase), a meat casing company, and PSC Metals Inc. (PSC Metals), a metal recycling company. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. With respect to each company mentioned above, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The board of directors has concluded that Mr. Merksamer should serve as a director because of his business and leadership roles in various companies, as discussed above.

SungHwan Cho. Mr. Cho has served on our board of directors since June 2011. Since March 2012, Mr. Cho has been chief financial officer of IELP. Since October 2006, Mr. Cho has served as senior vice president and previously served as a portfolio company associate at Icahn Associates and IELP since October 2006. Mr. Cho served as director of finance for Atari, Inc., a publisher of video game software from October 2004 to September 2006. Mr. Cho served as director of corporate development and director of product development at Talk America, a telecommunications provider to small business and residential customers, from 1999 to 2002. Mr. Cho served as an investment banker at Salomon Smith Barney in New York and Tokyo from 1996 to 1999. Mr. Cho is a director of Take-Two, PSC Metals, Viskase, WestPoint, XO and was formerly a director of PSC LLC, an industrial services company. With respect to each company mentioned above where Mr. Cho serves or has served as a director, Mr. Carl Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Cho received an M.B.A. from New York University’s Leonard N. Stern School of Business and a B.S. in Computer Science from Stanford University.

The board of directors has concluded that Mr. Cho should serve as a director because of his significant financial experience, business experience and leadership roles in various companies, as discussed above.

CORPORATE GOVERNANCE

Board of Directors’ Meetings and Committees

Our board of directors held six meetings, two independent director meetings and seven committee meetings during the fiscal year ended December 31, 2011. During 2011, each director attended at least 75% of the meetings of the board of directors and each committee on which he served.

All of our directors are informed of the Annual Meeting and are encouraged to attend. No member of our board of directors attended the 2011 Annual Meeting of Shareholders.

Our board of directors has a standing audit committee and a standing compensation committee.

Director Independence and Controlled Company Status

Our Common Stock is listed on the Global Select market of the NASDAQ Stock Market LLC (NASDAQ) and NASDAQ’s requirements relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. First, Pontious and Laisure, each of whom is also a nominee for director at the Annual Meeting, are independent under these requirements. Each of Mr. Gary, Mr. Brett Icahn, Mr. Merksamer and Mr. Cho are employed by and/or are otherwise affiliated with Mr. Carl Icahn or entities controlled by Mr. Carl Icahn, and Mr. Unger was our president and chief executive officer until April 1, 2009 and continued to serve us under a consulting agreement until April 1, 2010. Our board of directors considered several factors in determining that Messrs. First, Pontious and Laisure are independent. As to Mr. First, the directors’ analysis included consideration of (i) his directorship of WestPoint, which is an affiliate of Mr. Carl Icahn, until December 31, 2011, (ii) his past employment, from November 1990 to January 1993, as chief financial officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (iii) his prior directorships of various public and private companies affiliated with Mr. Carl Icahn. The board of directors did not assign any particular weight or importance to any one of these factors but considered them as a whole. After considering all of these factors, our board of directors concluded that none of Messrs. First, Pontious and Laisure had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s independence requirements.

During 2011 and through the date of this proxy statement, Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder, controlled more than 55% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below, for further details regarding Mr. Carl Icahn’s beneficial ownership of, and control over, shares of our Common Stock. Consequently, we are a controlled company under applicable NASDAQ rules. Under these rules, a controlled company may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors Leadership Structure

Our leadership structure separates the positions of chairman of the board of directors and chief executive officer. Mr. Carl Icahn serves as the chairman of our board of directors and Mr. James Cowan serves as our president and chief executive officer. The division of responsibilities between the chairman and the chief executive officer is clearly defined. Mr. Carl Icahn is responsible for leading the meetings of the board of directors. Mr. Carl Icahn does not participate in our day-to-day business operations. Mr. Cowan reports to our board of directors, including Mr. Carl Icahn, and is responsible for our day-to-day operations including, but not limited to, oversight of our business operations and management team. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by clearly delineating responsibilities between the chairman of our board of directors and our chief executive officer. Additionally, Mr. Unger serves as vice chairman of our board of directors. Mr. Unger, who prior to becoming vice chairman of our board of directors served as both a director and as our president and chief executive officer, further facilitates the board of directors in its oversight of our business operations.

Board of Directors Role in Risk Oversight

Our board of directors, primarily through the audit and compensation committees, oversees our risk management practices. Our management, together with management representatives of the relevant functional areas (for example, internal audit, operational management, human resources, etc.), reviews and assesses the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations. These risks include strategic, financial, competitive, operational and compliance risks. Our chief executive officer and chief financial officer each provide reports concerning these risks directly to the board of directors or its committees, as appropriate.

Director Nominations

Other than the qualities noted under “Director Qualification Standards” above, we do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors for the qualities noted under “Director Qualification Standards” above. The board of directors has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and the board of directors’ review of potential nominees.

The board of directors may consider candidates recommended by shareholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by shareholders will be considered on the same basis as candidates from other sources. If a shareholder wishes to recommend a candidate for director for election at the 2013 Annual Meeting of Shareholders, it must follow the procedures described below in “Shareholder Proposals and Nominations for Director.”

Shareholder Communications with Directors

Shareholders may contact the Company’s board of directors by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the board of directors. If shareholders desire, they may contact individual members of the board of directors, our independent directors as a group or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Audit Committee

Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission (SEC) and NASDAQ. A copy of the audit committee charter is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Messrs. First, Pontious and Laisure are currently the members of our audit committee. Our board of directors has determined that Mr. First qualifies as an audit committee financial expert, as that term is defined by applicable SEC rules, and that he satisfies NASDAQ’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are independent under applicable SEC and NASDAQ rules.

Our audit committee held nine meetings during the fiscal year ended December 31, 2011, which includes five special committee meetings.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of whistle-blowing procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm

We engaged Grant Thornton LLP (Grant Thornton) as our independent registered public accounting firm during the fiscal years ended December 31, 2011 and 2010. The decision to engage Grant Thornton during those years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for the fiscal year ended December 31, 2012, subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to be present, in person or telephonically, at our Annual Meeting, and he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees. We incurred $834,772 and $843,884 in audit fees and expenses for the fiscal years ended December 31, 2011 and 2010, respectively, from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our Form 10-Q reports with the SEC, fees associated with testing our internal controls over financial reporting and other related services that are normally provided in connection with such statutory and regulatory filings.

Audit-Related Fees. We did not incur any fees from Grant Thornton for audit-related services for the fiscal years ended December 31, 2011 and 2010.

Tax Fees. We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the fiscal years ended December 31, 2011 and 2010.

All Other Fees. We did not incur any other fees from Grant Thornton in the fiscal years ended December 31, 2011 and 2010.

The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Form 10-K/A, the audit committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended; and

3.	Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1) - (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Form 10-K/A, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee, Harold First, Chairman James C. Pontious J. Mike Laisure

Compensation Committee

We established our compensation committee to review and approve our compensation policies and arrangements. Messrs. Cho and Brett Icahn are the current members of our compensation committee. Our compensation committee held one meeting during the fiscal year ended December 31, 2011 and also acted by written consent on two occasions. As discussed above under “Corporate Governance—Director Independence and Controlled Company Status,” our compensation committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies, is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation—Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

During 2011, (i) none of our current or former employees or executive officers served on our compensation committee; (ii) none of our executive officers served on the compensation committee (or equivalent committee) or on the board of directors of another entity; and (iii) neither member of our compensation committee had a relationship with us requiring disclosure under the section below entitled “Transactions with Related Persons.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 26, 2012, with respect to the beneficial ownership of our Common Stock by (i) each of our current directors, (ii) each nominee for director, (iii) our named executive officers for the fiscal year ended December 31, 2011, (iv) all of our current directors and executive officers as a group and (v) each person who is known to us to be the beneficial owner of more than five percent of our Common Stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Applicable percentage ownership as of April 26, 2012 is based upon 21,352,297 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with rules promulgated under the Securities Exchange Act of 1934 (Exchange Act) and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent of Class
Directors:
Carl Icahn (1)	11,872,698	55.6%
James J. Unger	—	—
James C. Pontious	5,000	*
J. Mike Laisure	—	—
Harold First (2)	1,500	*
Brett Icahn	—	—
Hunter Gary	—	—
Samuel Merksamer	—	—
SungHwan Cho	—	—
Named Executive Officers:
James Cowan	15,500	*
Dale C. Davies	—	—
Alan C. Lullman	—	—
All named executive officers and directors as a group (12 persons)	11,894,698	55.7%
Other 5% Beneficial Owners:
Advisory Research, Inc. (3)	2,127,077	9.9%
Dimensional Fund Advisors LP (4)	1,695,783	7.9%

*	Less than one percent
(1)	The following information is based on (i) a Schedule 13D (Amendment No. 3) filed with the SEC on September 28, 2011 by Mr. Carl Icahn and certain other parties, (ii) a Form 4 filed with the SEC on September 28, 2011 by Mr. Carl Icahn, (iii) a Form 4 filed with the SEC on October 4, 2011 by Mr. Carl Icahn and (iv) a Form 4 filed with the SEC on October 6, 2011 by Mr. Carl Icahn: Mr. Carl Icahn beneficially owns 11,872,698 shares. These shares are owned as follows: (i) 11,564,145 shares are owned by IEH ARI Holdings LLC (ARI Holdings), a Delaware limited liability company and (ii) 23,800 shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s wife; and (iii) 284,753 shares are owned by Icahn Enterprises Holdings L.P. (IEHLP), a Delaware limited partnership and the sole member of ARI Holdings. IEGP, a Delaware corporation, is the general partner of IEHLP and is wholly-owned by Beckton Corp. (Beckton), a Delaware corporation. Beckton is wholly-owned by Mr. Carl Icahn who is also the indirect majority owner of IELP. IEGP is the general partner of IELP, which is the sole limited partner of IEHLP. Mr. Carl Icahn, by virtue of his relationship to ARI Holdings, IEHLP, IEGP, Beckton, IELP and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares directly owned by ARI Holdings, Ms. Golden and IEHLP. Mr. Carl Icahn disclaims beneficial ownership of such shares for all other purposes.
(2)	All 1,500 shares beneficially owned by Mr. First are held by the Harold First Pension Plan.
(3)	Pursuant to Piper Jaffray Companies’ (Piper) Schedule 13G filed with the SEC on February 14, 2012, Piper disclaimed beneficial ownership of the 2,127,077 shares beneficially owned by its wholly-owned subsidiary, Advisory Research, Inc. (Advisory), as a result of acting as an investment adviser to various clients. Advisory has the sole power to vote 2,127,077 shares and the sole dispositive power over 2,127,077 shares. The address for Piper is 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402.

(4)	Pursuant to Dimensional Fund Advisors LP’s (Dimensional) Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2012, Dimensional has the sole power to vote 1,653,528 shares and the sole dispositive power over 1,695,783 shares. Dimensional disclaimed beneficial ownership of the 1,695,783 shares as a result of acting as an investment advisor, sub-adviser and/or manager over investment companies, trusts and accounts that possess the direct voting and investment power over these shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics for Senior Financial Officers by either disclosing such information in a Current Report on Form 8-K or by posting such information on our web site, at the internet address specified above.

Executive Officers

The names of the Company’s executive officers and certain biographical information regarding them as of April 26, 2012 are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we have with each of Messrs. Cowan and Davies, discussed below under “Executive Compensation—Compensation Discussion and Analysis—Employment Agreements.” Executive officers are chosen by and serve at the discretion of our board of directors.

Name	Age	Position
James Cowan	54	President and Chief Executive Officer
Dale C. Davies	60	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	57	Senior Vice President, Sales

James Cowan. Mr. Cowan was appointed our president and chief executive officer effective on April 1, 2009 and previously served as our executive vice president and chief operating officer from December 2005 through March 2009. Since August 2010, Mr. Cowan has served on the executive committee of Axis, the axle manufacturing joint venture in which we have a 41.9% interest, and, since January 2008, has served as a director of AxisOpCo, which is wholly owned by Axis and is the operating entity for the joint venture. Mr. Cowan has served, since June 2008, on the board of directors of American Railcar Mauritius I (ARM I) and American Railcar Mauritius II (ARM II), which are wholly owned subsidiaries of ours and hold our investment in Amtek Railcar. Since August 2008, Mr. Cowan has served on the board of directors of Amtek Railcar, the Indian joint venture in which we have a 50% interest. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. During 2000 and 2001, Mr. Cowan served as chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.

Dale C. Davies. Mr. Davies has served as our senior vice president, chief financial officer and treasurer since June 2008 and previously served as our vice president of finance from June 2005 to June 2008. Mr. Davies has served, since June 2008, on the board of directors of ARM I and ARM II. Since August 2008, Mr. Davies has served on the board of directors of Amtek Railcar. Prior to joining us, Mr. Davies held various financial management positions with manufacturing companies in the chemical and pharmaceutical industries. From 1997 to 2005, Mr. Davies worked for Solutia, Inc. and was responsible for transaction management for strategic acquisitions and divestitures and business analysis and financial reporting. Prior to that Mr. Davies worked for Monsanto Company from 1974 to 1997 in various financial positions including plant cost accountant, business unit controller and corporate manager of business analysis and financial reporting. Mr. Davies has a B.S. in Accounting from the University of Missouri and is a Certified Management Accountant.

Alan C. Lullman. Mr. Lullman served as our senior vice president sales, marketing and services from October 2004 to March 2010 when he assumed the role of senior vice president, sales. From August 1998 to September 2004, he served as our vice president, sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the National Grain Car Council, North America Freight Car Association, National Coal Transportation Association and Renewable Fuels Association. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation committee has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The compensation committee currently consists of two members, Mr. Cho and Mr. Brett Icahn, both of whom are employees of companies controlled by our chairman and principal beneficial shareholder, Mr. Carl Icahn.

The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of various entities controlled by Mr. Carl Icahn, including staff at IELP and Icahn Sourcing LLC, with expertise in compensation and benefits. These staff members research compensation standards and practices in a range of businesses including businesses comparable to ours. The compensation committee also consults with our chief executive officer regarding the compensation of our other executive officers.

The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers. Our named executive officers are determined in accordance with SEC rules. Under these rules, Messrs. Cowan, Davies and Lullman were our named executive officers for the fiscal year ended December 31, 2011.

Executive Compensation Philosophy. The compensation committee believes that compensation paid to our named executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our shareholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash incentive compensation, stock-based compensation and other employment benefits. In addition, we have in the past, and may in the future, enter into employment agreements with our named executive officers.

Base Salary. The compensation committee reviews base salaries for our executive officers, subject to the terms of applicable employment agreements. The base salaries of Messrs. Cowan and Davies were established pursuant to employment agreements negotiated at arm’s length with each of those officers. Mr. Cowan’s employment agreement provides for a minimum annual base salary of $350,000, and his base salary remains $350,000. At the beginning of 2011, Mr. Davies’ base salary was $205,000. Effective April 1, 2011, Mr. Davies’ annual base salary was increased to $225,000, and it was increased again to his current base salary of $275,000 pursuant to a new employment agreement effective September 1, 2011. We do not have an employment agreement with Mr. Lullman. Mr. Lullman’s annual base salary is currently $260,000. Our compensation committee believes that these salaries represent reasonable and fair salaries for the positions and responsibilities for each of our named executive officers.

Management Incentive Plan. We have established a management incentive plan for certain employees, including our named executive officers, under which targets are determined on an annual basis equal to a percentage of the employee’s base salary. This plan was established to provide additional incentive-based compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified key employees. In 2011, Mr. Cowan’s target was 60% of his annual base salary, Mr. Davies’ target was 50% of his annual base salary prorated in accordance with the changes in his salary throughout the year and Mr. Lullman’s target was 50% of his annual base salary. Under our management incentive plan, achievement of individual and Company goals based on the Company’s annual business plan, including financial, strategic, corporate, divisional and other goals is taken into account in determining the incentive compensation. For 2011, the actual incentive compensation earned by each of these named executive officers was based on a combination of factors, including an adjusted EBITDA-based financial performance factor determined by the compensation committee, an employee’s base salary, performance evaluations and the percentage targets described above. These factors were recommended by the chief executive officer and approved by the compensation committee. If the adjusted EBITDA threshold had not been achieved, the overall bonus amount achieved would have been zero, subject to the compensation committee’s exercise of any discretion. To the extent the Company achieved adjusted EBITDA in excess of such threshold amount, the financial performance factor would be increased. The compensation committee retained sole discretion over all matters relating to the 2011 target incentive compensation, including, without limitation, the decision to pay incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease any incentive compensation and make changes to any performance measures or targets and discretion over the payment of partial incentive compensation in the event of employment termination.

The 2011 adjusted EBITDA threshold under the management incentive plan was $30.0 million. Management and the compensation committee believed this threshold was achievable based upon their outlook on improvements in the railcar industry and the ability of our workforce to meet this increasing demand. Based on our 2011 results, the adjusted EBITDA threshold was exceeded, and the financial performance factor was increased in accordance with the management incentive plan. The compensation committee reviewed this achievement and the named executive officers’ individual achievements as measured against the applicable performance criteria under our management incentive plan. The compensation committee also took into account the recommendations of Mr. Cowan, our president and chief executive officer, as to the performance of our other named executive officers and approved his recommendations of performance factor adjustments. As a result of its determinations, the compensation committee awarded incentive compensation to our named executive officers in the following amounts for 2011:

Named Executive Officer	2011 Incentive Compensation ($)
James Cowan	127,087
Dale C. Davies	71,613
Alan C. Lullman	62,938

The bonus amounts above are included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below.

Stock-Based Compensation. The compensation committee believes that stock-based compensation causes our named executive officers to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to named executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. Stock-based compensation grants have historically been made after the board of directors’ approval of the annual budget, after finalization of the prior year’s financial results and in conjunction with the determination of employee and named executive officer incentive compensation for the upcoming year. The board of directors and compensation committee prefer this timing so that compensation may be aligned with individual and financial performance. The combination of annual cash incentive compensation and stock-based compensation is intended to benefit shareholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. As described below, in 2006, we granted certain of our named executive officers stock options under our 2005 Equity Incentive Plan and in 2007, 2008, 2009, 2010 and 2011, we granted our named executive officers stock appreciation rights under our 2005 Equity Incentive Plan.

Stock Options. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the stock option is granted until the date that the stock option is exercised. In connection with the initial public offering of our Common Stock in January 2006, we granted a total of 484,876 stock options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including stock options to purchase 249,160 shares to Mr. Cowan, stock options to purchase 21,429 shares to Mr. Davies and stock options to purchase 42,857 shares to Mr. Lullman. These stock options had an exercise price of $21.00 per share, which was our initial public offering price. The stock options vested in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and had a five year term. The unexercised stock options expired on January 19, 2011, including 219,160 stock options for Mr. Cowan, 14,286 stock options for Mr. Davies and 33,333 stock options for Mr. Lullman.

These stock options were approved prior to grant by our board of directors.

The grant of stock options to Messrs. Cowan, Davies and Lullman was intended to provide long-term incentive to reward those officers for growth in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.

Stock Appreciation Rights. Stock appreciation rights (SARs) provide for financial gain derived from the potential appreciation in our stock price from the date that SARs are granted until the date that SARs are exercised. Unless otherwise specified, all SARs we have granted have a seven year term, settle in cash, were approved by our compensation committee and have an exercise price equal to the closing price of our Common Stock on the date of grant.

On April 4, 2007, we granted a total of 275,300 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. The SARs have an exercise price of $29.49 per SAR. The SARs vested in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. During 2010, we offered our employees the option to exchange these SARs on a two-for-one basis. The majority of these SARs and all of these SARs held by our named executive officers were exchanged on May 14, 2010, as discussed below.

On April 28, 2008, we granted a total of 269,900 SARs under our 2005 Equity Incentive Plan, including 15,000 SARs to Mr. Cowan, 10,500 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. These SARs have an exercise price of $20.88 per SAR. One half of the named executive officers’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly were to vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieved a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock did not achieve the specified price target during any such calendar year, the applicable portion of these market price-based SARs would be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The specified price targets were not met for the calendar years ended December 31, 2008, 2009, 2010 and 2011. As such, all market price-based SARs granted to Messrs. Cowan, Davies and Lullman were canceled.

On September 12, 2008, we granted 4,500 SARs under our 2005 Equity Incentive Plan to Mr. Davies. These SARs were granted to align his compensation with our other named executive officers following his appointment as our senior vice president, chief financial officer and treasurer on June 16, 2008. These SARs have an exercise price of $16.46 per SAR. One half of the SARs issued to Mr. Davies vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly were to vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieved a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If our Common Stock did not achieve the specified price target during any such calendar year, the applicable portion of these market price-based SARs would be canceled. These SARs were approved on September 11, 2008 by our compensation committee. The specified price targets were not met for the calendar years ended December 31, 2008, 2009, 2010 and 2011. As such, all market price-based SARs granted to Mr. Davies were canceled.

On March 3, 2009, we granted a total of 306,100 SARs under our 2005 Equity Incentive Plan, including 50,000 SARs to Mr. Cowan, 18,000 SARs to Mr. Davies and 15,000 SARs to Mr. Lullman. These SARs have an exercise price of $6.71 per SAR. One half of the named executive officers’ SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of our Common Stock achieves a specified price target during the applicable preceding twelve month period for twenty trading days during any sixty day trading day period. If our Common Stock does not achieve the specified price target during any such twelve month period, the applicable portion of these market price-based SARs will be canceled. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. All market price-based vesting conditions have been met.

On March 31, 2010, we granted a total of 141,650 SARs under our 2005 Equity Incentive Plan, including 24,950 SARs to Mr. Cowan, 12,150 SARs to Mr. Davies and 4,950 SARs to Mr. Lullman. These SARs have an exercise price of $12.16 per SAR. The SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs.

On May 14, 2010, we exchanged a total of 190,200 SARs granted in 2007 for 95,100 SARs under our 2005 Equity Incentive Plan, including exchanges of 15,000 SARs for 7,500 SARs to Mr. Cowan, 10,500 SARs for 5,250 SARs to Mr. Davies and 15,000 SARs for 7,500 SARs to Mr. Lullman. These newly granted SARs have an exercise price of $14.12 per SAR. The SARs vest in three equal annual installments on the first, second and third anniversaries of the grant date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs.

On May 9, 2011, we granted a total of 242,041 SARs under our 2005 Equity Incentive Plan, including 35,934 SARs to Mr. Cowan, 15,400 SARs to Mr. Davies and 8,898 SARs to Mr. Lullman. These SARs have an exercise price of $24.45 per SAR. The SARs vest in three equal installments on the first, second and third anniversaries of the grant date, but only if the amount of our adjusted EBITDA, as defined in the SARs agreement, achieves a specified performance target for the fiscal year preceding the applicable anniversary date. Each holder must further remain employed by us through each anniversary of the grant date in order to vest in the corresponding number of SARs. The specified performance target was met for the fiscal year ended December 31, 2011. Therefore, on May 9, 2012, 11,978 of Mr. Cowan’s SARs will vest, 5,133 of Mr. Davies’ SARs will vest and 2,966 of Mr. Lullman’s SARs will vest, assuming continued employment.

The grants of SARs to Messrs. Cowan, Davies and Lullman are intended to provide long-term incentive to reward those officers for appreciation in the price of our Common Stock and to further align the interests of our named executive officers with those of our shareholders.

Other Employment Benefits. Our named executive officers are provided with a limited number of perquisites. In the case of country club dues paid on behalf of certain named executive officers, we believe that these perquisites assist such officers in maintaining a presence in the community and with business development activities.

The Company provides automobile allowances, country club dues and premiums on insurance policies, all of which are quantified below in the “All Other Compensation Table.”

Our named executive officers have been and will continue to be entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, tax reimbursements, 401(k) employer plan contributions and other compensation amounts.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). In general, stock options and SARs granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the performance based compensation exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options and SARs. The compensation committee intends to review periodically the potential impacts of Section 162(m) on structuring and administering our compensation programs.

Results of Shareholder Advisory Votes on Executive Compensation. In reviewing our 2011 compensation decisions and policies, we considered the results of our shareholders’ advisory vote to approve our executive compensation, which was conducted at our Annual Meeting of Shareholders in June 2011. In the proxy statement provided to shareholders in connection with our 2011 Annual Meeting, the board of directors recommended that shareholders vote in favor of this proposal. The affirmative vote of the majority in voting power of shares present in person or represented by proxy at the 2011 Annual Meeting and entitled to vote thereon was required for advisory approval of this proposal. Over 98% of such shares were voted to approve, on an advisory basis, our executive compensation, and no shares were voted against approval. We considered this vote as supportive of our compensation decisions and policies.

Further, we considered the results of our shareholders’ advisory vote on whether future advisory votes to approve executive compensation should occur every one, two or three years. In the proxy statement provided to shareholders in connection with the 2011 Annual Meeting, our board of directors recommended that the shareholders vote in favor of an annual vote on this proposal and indicated that the North Dakota Publicly Traded Corporations Act (ND PTCA) requires us to hold an advisory vote on executive compensation every year. Over 96% of such shares were voted to approve, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. We considered this vote as supportive of our recommendation, and, so long as we remain subject to the ND PTCA, we intend to hold an advisory vote on executive compensation on an annual basis.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee, Brett Icahn SungHwan Cho

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009. The named executive officers are Mr. Cowan, Mr. Davies and Mr. Lullman. We have no other named executive officers.

Name	Year	Salary($)	SARs Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James Cowan (3)	2011	350,000	318,375	127,087	27,326	$822,788
President and Chief Executive	2010	350,000	193,013	—	37,570	$580,583
Officer	2009	340,500	160,000	169,482	36,634	$706,616
Dale C. Davies	2011	236,667	136,448	71,613	29,668	$474,396
Senior Vice President, Chief	2010	205,000	104,601	—	28,632	$338,233
Financial Officer and Treasurer	2009	200,000	57,600	86,250	29,196	$373,046
Alan C. Lullman	2011	260,000	78,836	62,938	18,038	$419,812
Senior Vice President, Sales	2010	260,000	78,213	—	41,929	$380,142
	2009	260,000	48,000	78,488	35,375	$421,863

(1)	Amounts shown do not reflect compensation actually received by the named executive officers nor do they necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value of SARs granted to the named executive officers. The aggregate fair value as of the grant date for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and are adjusted every period until settlement, cancellation or expiration occurs. See Note 18 – Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Form 10-K/A, for a discussion of assumptions used to calculate the aggregate fair value of SARs.
(2)	See “All Other Compensation Table” below for amounts, which include perquisites, tax reimbursements, our match on elective contributions to our 401(k) plan and various other compensation amounts.
(3)	Mr. Cowan was appointed our president and chief executive officer effective April 1, 2009. Mr. Cowan was already then serving as a named executive officer as he was our executive vice president and chief operating officer since December 2005.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)		401(k) Employer Contributions ($)(1)	Insurance Premiums ($)		Total ($)
James Cowan	2011	22,938	(2)	2,710	1,680	(3)	$27,326
	2010	28,248	(2)	7,350	1,974	(3)	$37,570
	2009	27,366	(2)	7,350	1,920	(3)	$36,634
Dale C. Davies	2011	25,578	(4)	2,958	1,856	(5)	$30,388
	2010	20,626	(4)	6,150	1,860	(5)	$28,632
	2009	21,245	(4)	6,000	1,955	(5)	$29,196
Alan C. Lullman	2011	14,188	(6)	2,608	2,009	(5)	$18,799
	2010	33,511	(6)	6,192	2,232	(5)	$41,929
	2009	26,987	(6)	6,192	2,202	(5)	$35,375

(1)	These amounts represent our employer contributions to each named executive officer’s 401(k) plan account equal to 50% of deferrals up to a maximum of 6% of covered compensation. 401(k) employer contributions in 2011 were decreased compared to prior years as a result of the tax code limitations applicable to the Company’s 401(k) plan.
(2)	Represents payments we made on behalf of Mr. Cowan of $13,758 for an automobile allowance (and related tax reimbursements) and $9,180 in country club dues in 2011, $19,968 for an automobile allowance (and related tax reimbursements) and $8,280 in country club dues in 2010 and $19,446 for an automobile allowance (and related tax reimbursements) and $7,920 for country club dues in 2009.
(3)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of Mr. Cowan.
(4)	Represents payments we made on behalf of Mr. Davies of $25,578 for an automobile allowance (and related tax reimbursements) in 2011, $20,626 for an automobile allowance (and related tax reimbursements) in 2010 and $21,245 for an automobile allowance (and related tax reimbursements) in 2009.
(5)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the named executive officer.
(6)	Represents payments we made on behalf of Mr. Lullman of $14,188 for an automobile allowance (and related tax reimbursements) in 2011, $25,981 for an automobile allowance (and related tax reimbursements) and $7,530 for country club dues in 2010 and $24,861 for an automobile allowance (and related tax reimbursements) and $2,126 for athletic club dues in 2009.

Employment Agreements. In order to attract and retain qualified executives, from time to time we have entered into employment agreements with our named executive officers. The employment agreements described below were in place for all or part of the fiscal year ended December 31, 2011.

James Cowan. Mr. Cowan was appointed as our president and chief executive officer effective April 1, 2009, and served us on an at-will basis through May 8, 2009, when we entered into an employment agreement with Mr. Cowan to serve as our president and chief executive officer. The term of Mr. Cowan’s employment agreement was effective May 1, 2009 and continues through May 1, 2012, unless earlier terminated pursuant to the agreement.

In conjunction with Mr. Cowan’s appointment as our president and chief executive officer on April 1, 2009, he became entitled to receive a base salary at an annual rate of $350,000. This base salary continues under Mr. Cowan’s current employment agreement. Effective May 1, 2009, under the terms of his agreement, Mr. Cowan became eligible for annual incentive compensation for each calendar year of employment ending on or after December 31, 2009 of 60% of his then applicable base salary if certain performance targets established by our compensation committee are achieved.

In addition to the compensation described above and pursuant to the terms of a previous employment agreement, pursuant to which Mr. Cowan served as our executive vice president and chief operating officer, we granted Mr. Cowan stock options to purchase 249,160 shares of Common Stock in connection with our initial public offering. The exercise price of the stock options was $21.00, the fair market value of our Common Stock at the time of grant. On January 19, 2011, 219,160 of these stock options expired unexercised.

Mr. Cowan’s employment agreement provides that he is eligible to participate in all healthcare, group term life insurance, group long-term disability insurance, 401(k) plan including employer contributions, vacation and other similar benefits we offer our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.

Mr. Cowan’s employment agreement provides that he is entitled to terminate the agreement upon 30 days’ written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause (as defined in the agreement). If Mr. Cowan’s employment terminates due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his incentive compensation payable for any incomplete calendar year.

Mr. Cowan’s employment agreement provides that, if Mr. Cowan is terminated without cause (as defined in the agreement), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, incentive compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his incentive compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through May 1, 2012 (the expiration date of the agreement) had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause (as defined in the agreement), he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for the longer of a one-year period thereafter or as long as we pay Mr. Cowan his base salary following termination. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

Dale C. Davies. Mr. Davies was appointed as our senior vice president, chief financial officer and treasurer on June 16, 2008. Mr. Davies served us on an at-will basis through September 12, 2008, when we entered into an employment agreement with Mr. Davies to serve as our senior vice president, chief financial officer and treasurer. The term of Mr. Davies’ employment agreement was effective as of September 1, 2008 and continued through September 1, 2011. On October 19, 2011, we entered into a new employment agreement with Mr. Davies as our senior vice president, chief financial officer and treasurer. The term of Mr. Davies’ employment agreement was effective as of September 1, 2011, and will continue through September 1, 2014, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Davies receives a base salary at an annual rate of $275,000 per year. Mr. Davies’ base salary in effect at the beginning of 2011 was $205,000. Effective April 1, 2011, the compensation committee approved an increase to Mr. Davies’ base salary to $225,000, and effective September 1, 2011, his salary was increased again to his current base salary of $275,000 pursuant to his employment agreement. Mr. Davies is also entitled to an annual target bonus for each calendar year of employment ending on or after December 31, 2011 of 50% of his applicable base salary if certain performance targets established by our compensation committee are achieved.

Mr. Davies’ employment agreement provides that he is eligible to participate in all healthcare, group term life insurance, group long-term disability insurance, 401(k) plan including employer contributions, vacation and other similar employee benefits we generally provide to our senior executives.

The agreement shall terminate and Mr. Davies’ employment shall end upon the earlier of September 1, 2014, his death or disability (as defined in the agreement), if we discharge Mr. Davies with or without cause (as defined in the agreement), or the voluntary resignation of Mr. Davies.

If Mr. Davies’ employment is terminated due to the expiration of the agreement, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination and (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination.

If Mr. Davies’ employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year.

If Mr. Davies is terminated without cause (as defined in the agreement) or if he terminates the agreement for good reason (as defined in the agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a continuation of the payment of the base salary he would have earned through the period ending on the 180th day following his termination. In the event of any termination of employment, Mr. Davies shall be under no obligation to seek other employment, but in the event he becomes employed during the period specified under clause (iii) above, he shall not be entitled to any further payments and shall return, if applicable, any amounts paid to him on or after the subsequent employment date.

The agreement contains non-competition provisions that prohibit Mr. Davies from directly or indirectly competing with us during the term of his employment and for a one-year period thereafter, provided that if Mr. Davies is terminated without cause (as defined in the agreement) or resigns for other than good reason (as defined in the agreement), the non-competition period shall be six months, extendable for up to an additional six months in exchange for severance pay of approximately $23,000 per month. The agreement also contains non-solicitation provisions covering the period of Mr. Davies' employment and the two-year period thereafter, as well as non-disparagement provisions and provisions requiring him to protect confidential information during his employment and at all times thereafter.

Alan C. Lullman. In March 2007, we entered into an employment agreement with Mr. Lullman to serve as senior vice president, sales, marketing and services. The term of Mr. Lullman’s employment agreement began on January 1, 2007 and continued through December 31, 2009 when it expired pursuant to its terms. Currently, we employ Mr. Lullman as senior vice president, sales on an at-will basis.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Dates of Equity Based Awards (1)	All Other Option Awards: Number of Securities Underlying Awards (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Fair Value of Option Awards ($) (2)
James Cowan	5/9/2011	35,934	$24.45	$318,375
Dale C. Davies	5/9/2011	15,400	$24.45	$136,448
Alan C. Lullman	5/9/2011	8,898	$24.45	$78,836

(1)	On May 9, 2011, our compensation committee approved and granted a total of 242,041 SARs under our 2005 Equity Incentive Plan, including 35,934 SARs to Mr. Cowan, 15,400 SARs to Mr. Davies and 8,898 SARs to Mr. Lullman. The SARs vest in three equal installments on the first, second and third anniversaries of their grant date, but only if the amount of our adjusted EBITDA, as defined in the SARs agreement, achieves a specified target for the fiscal year preceding the applicable anniversary date. The SARs have a term of seven years and settle in cash.
(2)	The fair value of option awards represent the aggregate grant date fair value of SARs granted. The per-SAR fair value was $13.29 for each SAR issued to Messrs. Cowan, Davies and Lullman. The fair value for SARs awards is expensed over the number of months of service required for the grant to become non-forfeitable and is adjusted every period until settlement, cancellation or expiration occurs. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the aggregate grant date fair value.

Our compensation committee chose to grant SARs to these named executive officers to align their interests with those of our shareholders and give them a vested interest in the long-term success of the Company. No other timing constraints were used or applied when issuing stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Award Exercise Price ($)	Option Expiration Date
James Cowan	—		11,978	(1)	23,956	(1)	$24.45	5/9/2018
	2,500	(2)	5,000	(3)	—		$14.12	5/14/2017
	—		16,633	(4)(5)	—		$12.16	3/31/2017
	—		18,750	(6)(7)	6,250	(6)(8)	$6.71	3/3/2016
	5,625	(2)	1,875	(9)	—		$20.88	4/28/2015

Dale C. Davies	—		5,133	(1)	10,267	(1)	$24.45	5/9/2018
	1,750	(2)	3,500	(3)	—		$14.12	5/14/2017
	—		8,100	(4)(10)	—		$12.16	3/31/2017
	—		6,750	(6)(11)	2,250	(6)(8)	$6.71	3/3/2016
	1,688	(2)	562	(12)	—		$16.46	9/12/2015
	3,938	(2)	1,312	(9)	—		$20.88	4/28/2015

Alan C. Lullman	—		2,966	(1)	5,932	(1)	$24.45	5/9/2018
	—		5,000	(3)	—		$14.12	5/14/2017
	—		3,300	(4)(13)	—		$12.16	3/31/2017
	—		5,625	(6)(14)	1,875	(6)(8)	$6.71	3/3/2016
	5,625	(9)	1,875	(9)	—		$20.88	4/28/2015

(1)	On May 9, 2011, Messrs. Cowan, Davies and Lullman were granted 35,934, 15,400 and 8,898 SARs, respectively. The SARs vest in three equal installments on the first, second and third anniversaries of the grant date, but only if the amount of the Company's adjusted EBITDA, as defined in the SARs agreement, achieves a specified target for the fiscal year preceding the applicable anniversary date. If the Company does not achieve the specified performance target for the fiscal year preceding the applicable anniversary date, the applicable portion of these performance-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant. The performance target for 2011 was met as of December 31, 2011.
(2)	These SARs were exercised in February 2012.
(3)	On May 14, 2010, Messrs. Cowan, Davies and Lullman exchanged 15,000, 10,500 and 15,000 SARs granted on April 4, 2007 for 7,500, 5,250 and 7,500 SARs, respectively. These SARs vest and become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire on the date shown above, which is the seventh anniversary of their grant.
(4)	On March 31, 2010, Messrs. Cowan, Davies and Lullman were granted 24,950, 12,150 and 4,950 SARs, respectively. These SARs vest and become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire on the date shown above, which is the seventh anniversary of their grant.
(5)	8,317 of these SARs became exercisable on March 31, 2012.
(6)	On March 3, 2009, Messrs. Cowan, Davies and Lullman were granted 50,000, 18,000 and 15,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s Common Stock achieves a specified price target during the preceding twelve month period for twenty trading days during any sixty day trading day period. If the Company’s Common Stock does not achieve the specified price target during any such twelve month period, the applicable portion of these market price-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant. All market price-based vesting conditions have been met.

(7)	12,500 of these SARs became exercisable on March 3, 2012.
(8)	All of these SARs were earned during March of 2012 as the market price-based vesting conditions were met. The time-based vesting conditions must still be met on these SARs.
(9)	On April 28, 2008, Messrs. Cowan, Davies and Lullman were granted 15,000, 10,500 and 15,000 SARs, respectively. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s Common Stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s Common Stock does not achieve the specified price target during any such calendar year, the applicable portion of these market price-based SARs will be canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant. All market price-based SARs were canceled due to the specified stock price targets not being met.
(10)	4,050 of these SARs became exercisable on March 31, 2012.
(11)	4,500 of these SARs became exercisable on March 3, 2012.
(12)	On September 12, 2008, Mr. Davies was granted 4,500 SARs. The compensation committee approved the grant on September 11, 2008. One half of such SARs vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly were to vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s Common Stock achieved a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s Common Stock did not achieve the specified price target during any such calendar year, the applicable portion of these market price-based SARs was canceled. These SARs expire on the date shown above, which is the seventh anniversary of their grant. All market price-based SARs were canceled due to the specified stock price targets not being met.
(13)	1,650 of these SARs became exercisable on March 31, 2012.
(14)	3,750 of these SARs became exercisable on March 3, 2012 and were subsequently exercised.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
James Cowan	—	$606,995	(1)
Dale C. Davies	—	$256,023	(2)
Alan C. Lullman	—	$133,907	(3)

(1)	During 2011, Mr. Cowan exercised 25,000 SARs granted on March 3, 2009 with an exercise price of $6.71 and 8,317 SARs granted on March 31, 2010 with an exercise price of $12.16.
(2)	During 2011, Mr. Davies exercised 9,000 SARs granted on March 3, 2009 with an exercise price of $6.71 and 4,050 SARs granted on March 31, 2010 with an exercise price of $12.16.
(3)	During 2011, Mr. Lullman exercised 3,750 SARs granted on March 3, 2009 with an exercise price of $6.71, 1,650 SARs granted on March 31, 2010 with an exercise price of $12.16 and 2,500 SARs granted on May 14, 2010 with an exercise price of $14.12.

2011 POSTRETIREMENT BENEFITS

We will provide postretirement health benefits for Mr. Lullman as he had one year of continuous service prior to March 31, 2004. Upon his retirement, Mr. Lullman will become eligible for these benefits. Benefits received under this plan include access to health coverage. We have reserved the right to amend, modify or terminate the remaining postretirement health insurance plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We describe the triggering events that may result in payments of compensation and other benefits to each of our named executive officers upon termination or upon a change in control under “Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2011.

Executive	Termination Payment ($)(1)
James Cowan	$243,754	(2)
Dale C. Davies	$209,113	(3)
Alan C. Lullman	$—	(4)

(1)	Upon a termination that would give rise to termination payments as described in the footnotes below, the executives would also be entitled to receive incentive compensation, if any, that is then earned and unpaid. For 2011, we awarded payments under our management incentive plan of $127,087, $71,613 and $62,938 to Messrs. Cowan, Davies and Lullman, respectively. Such amounts are included in the table above. This incentive compensation was determined by our compensation committee in February 2012. The compensation committee retains sole discretion over all matters relating to such incentive compensation, including, without limitation, the decision to pay any incentive compensation, the amount of incentive compensation, if any, the ability to increase or decrease incentive compensation and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.
(2)	This amount represents a continuation of base salary (as in effect as of December 31, 2011) of $350,000 per year through the end of Mr. Cowan’s then-applicable employment term (May 1, 2012), pursuant to the terms of his employment agreement, payable upon termination without cause as such term is defined in Mr. Cowan's employment agreement. This amount also includes Mr. Cowan’s management incentive plan compensation for the calendar year ended December 31, 2011.
(3)

This amount represents a continuation of base salary (as in effect as of December 31, 2011) of $275,000 per year through the period ending on the 180th day following his termination, pursuant to the terms of his employment agreement, payable upon termination without cause or resignation for good reason. This amount also includes Mr. Davies’ management incentive plan compensation for the calendar year ended December 31, 2011.

(4)	Mr. Lullman’s employment agreement expired pursuant to its terms on December 31, 2009.

DIRECTOR COMPENSATION TABLE

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board that he attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board, committee and independent director meeting that he attended and an annual stipend of $5,000 if he is a chairperson of a committee. Directors affiliated with Mr. Carl Icahn, including Vincent Intrieri who served as a director until June 2011, were not paid any compensation for serving on our board of directors in 2011.

Effective April 1, 2009, Mr. Unger assumed the role of vice chairman of the board of directors and in this capacity receives a director fee of $65,000 and an automobile allowance.

The following table discloses the fees earned by or paid to Mr. Unger and each of our independent directors in 2011.

Name	Fees earned or paid in cash ($)	All other compensation ($)		Total ($)
Harold First	$54,000	$—		$54,000
James C. Pontious	$49,000	$—		$49,000
J. Mike Laisure	$49,000	$—		$49,000
James J. Unger	$65,000	$16,799	(1)	$81,799

(1)	Represents payments we made on behalf of Mr. Unger of $13,397 for an automobile allowance and $3,402 for mobile phone usage charges and a mobile device.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

The following table discloses the securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2011.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	—	855,476
Equity compensation plan not approved by security holders	—	—	—
Total	—	—	855,476	(1)

(1)	As of April 26, 2012, 855,476 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan. Our SARs, which are also issued under our 2005 Equity Incentive Plan, settle only in cash and are not reflected above.

TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the fiscal year ended December 31, 2011 there has not been, nor is there currently proposed, any transaction, as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any related person, as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with applicable law with respect to transactions involving potential conflicts. Our bylaws provide that transactions between us and any of our directors or officers are subject to full disclosure and approval in good faith by the majority of the disinterested members of our board of directors, approval of shareholders holding two-thirds of the voting power of the shares entitled to vote, other than shares held by the interested director(s), approval by the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote, or the determination that the contract or agreement, and the person asserting the validity of the contract or agreement, is fair and reasonable to us as of the time it is authorized, approved or ratified, or as otherwise provided by law. Interested directors are not counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction.

TRANSACTIONS WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn.

We describe below the material arrangements and other relationships that we are, or have been, a party to/with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2011. All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to NASDAQ have been approved by the independent members of our audit committee, in accordance with applicable listing standards of NASDAQ and our audit committee charter.

CERTAIN TRANSACTIONS WITH ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, workers compensation, environmental contamination and third-party litigation. See Note 19 – Related Party Transactions to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those that remained in effect as of January 1, 2011 are described below. During 2011, we incurred less than $0.1 million of expenses related to transactions with ACF.

Manufacturing Services Agreement. Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at our instruction, various railcar components. In consideration for these services, we agreed to pay ACF agreed-upon rates. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement. For the fiscal year ended December 31, 2011, we purchased less than $0.1 million of railcar components from ACF under this agreement.

License Agreement from ACF. Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 13 patents listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2013 to 2014. These remaining patents primarily relate to certain railcar components. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

License Agreement to ACF. Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 ACF asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

CERTAIN TRANSACTIONS WITH AMERICAN RAILCAR LEASING LLC

Manufacturing Operations and Railcar Services

ARL is a railcar leasing company controlled by Mr. Carl Icahn, the chairman of our board of directors and, through IELP, our principal beneficial shareholder. Mr. Unger, the vice chairman of our board of directors, has been a director of ARL since 2004. We sell railcars and railcar components to ARL and its subsidiaries. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others.

In 2011, our revenues from manufacturing operations and railcar services included $1.2 million and $24.7 million, respectively, from transactions with ARL. We have entered into various agreements with ARL from time to time, including the following agreements that were effective during 2011.

Railcar Management Agreement. On February 29, 2012, we entered into a railcar management agreement with ARL, pursuant to which we engaged ARL to market our railcars for sale or lease, subject to the terms and conditions of the railcar management agreement. The agreement was effective as of January 1, 2011, will continue through December 31, 2015 and may be renewed upon written agreement by both parties.

The agreement also provides that ARL will manage our leased railcars including arranging for services, such as repairs or maintenance, as deemed necessary. Subject to the terms and conditions of the agreement, ARL will receive, in respect of leased railcars, a fee consisting of a lease origination fee and a management fee based on the lease revenues, and, in respect of railcars sold by ARL, sales commissions. The agreement was unanimously approved by the independent directors of our audit committee on the basis that the terms of the agreement were no less favorable than those that would have been obtained from an independent third party.

ARL Railcar Orders. From time to time, we manufacture and sell railcars to ARL under long-term agreements as well as on a purchase order basis. Profit margins on sales to related parties approximate the margins on sales to other large customers. The terms and pricing on sales to related parties are not less favorable to us than the terms and pricing on sales to unaffiliated third parties. Any related party sales of railcars under an agreement or purchase order, have been and will be subject to the approval or review by our audit committee.

ARL Fleet Services Agreement. Effective April 16, 2011, we entered into a fleet services agreement with ARL which replaced the previous fleet services agreement. Under the new agreement, we provide railcar repair, engineering, administrative and other services, on an as needed basis, for ARL’s lease fleet at mutually agreed upon prices. The agreement has a term of three years and automatically renews for additional one year periods unless either party provides at least sixty days written prior notice of termination. There is no termination fee if we elect to terminate the agreement prior to the end of the term.

ARL Trademark License Agreement. Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, we are entitled to an annual fee of $1,000 and, in return, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with its railcar leasing business.

CERTAIN TRANSACTIONS INVOLVING MR. CARL ICAHN AND OTHER RELATED ENTITIES

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing shareholders, including shareholders controlled by Mr. Carl Icahn. The shareholders that are party to the registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act of 1933 at any time following expiration of the lock-up period applicable to them. These shareholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our Common stock under the Securities Act, these shareholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of capital stock in a registration of our securities for sale by us or by other security holders. The registration rights granted under the registration rights agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.6 million shares of our Common Stock are entitled to the benefits of these registration rights.

Transactions with Icahn Sourcing LLC

Icahn Sourcing, LLC (Icahn Sourcing) is an entity formed and controlled by Mr. Carl Icahn in order to maximize the potential buying power of a group of entities with which Mr. Carl Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property. We are a member of the buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors, and we are under no obligation to do so. We do not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement. We have purchased a variety of goods and services as members of the buying group at prices and on terms that we believe are more favorable than those that would be achieved on a stand-alone basis.

Transactions with M. W. Recycling

In June 2011, we entered into a scrap agreement with M. W. Recycling (MWR), a company controlled by Mr. Carl Icahn. Under the agreement, we sell and MWR purchases scrap metal from several of our plant locations. This agreement was approved by our audit committee on the basis that the terms of the agreement were no less favorable than those that would have been obtained from an independent third party. For the fiscal year ended December 31, 2011, MWR collected scrap material and paid us $3.3 million.

CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Facilities Leasing Arrangements

Our headquarters facility and our Corbitt manufacturing facility in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by Mr. Unger, the vice chairman of our board of directors. On October 29, 2010, we entered into a new lease agreement, commencing January 1, 2011, with a term of eleven years and total base rent of $6.4 million over the term of the agreement with St. Charles Properties for our headquarters facility. We are required to pay monthly rent and a portion of all tax increases assessed or levied upon the property and increases to the cost of the utilities and other services used.

We have leased our Corbitt manufacturing facility directly from St. Charles Properties since 2005. Our Corbitt manufacturing facility lease expired on February 28, 2011 and we renewed the lease for one successive five-year term with a total base rent of $1.8 million. We are required to pay all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

In 2011, we incurred $0.9 million of costs under these two leasing arrangements.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of the board of directors consisting solely of independent directors.

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and the North Dakota Publicly Traded Corporations Act both afford our shareholders the right to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable rules.

Our executive compensation programs are designed to help us attract and retain superior executive talent, while providing competitive and differentiated levels of pay based on corporate and individual performance that reinforce the alignment of the interests of the members of our executive management team with those of our shareholders. Please read “Compensation Discussion and Analysis” beginning on page 14 for details about our executive compensation programs, including information about the 2011 compensation of our named executive officers and the compensation committee report beginning on page 17.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and the report of the compensation committee of the board of directors.”

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal is required to approve on an advisory basis the executive compensation as disclosed in this proxy statement. Abstentions are included in the number of shares present or represented for purposes of quorum, but broker “non-votes” are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting. As a result, abstentions will be tantamount to a vote against the proposal to approve executive compensation as disclosed in this proxy statement, but broker “non-votes” will have no effect on the resolution.

Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Company, the compensation committee or our board of directors. The board of directors and the compensation committee will, however, take into account the outcome of the say-on-pay vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

OTHER MATTERS

Shareholder Proposals and Nominations for Director

A request by a shareholder that the Company include in its proxy materials for its 2013 Annual Meeting of Shareholders such shareholder’s nomination of a candidate for election to the Company’s board of directors or such shareholder’s proposal of any other business to be brought before the annual meeting must be received by the Company no later than December 31, 2012. These nominations and proposals must also meet the other requirements of the rules of the SEC and the Company’s By-laws relating to shareholder nominations and proposals.

A shareholder who wishes to nominate a candidate for election to the Company’s board of directors or make a proposal for other business to be brought before the Company’s 2013 Annual Meeting of Shareholders without requiring the Company to include such nomination or proposal in its proxy materials, must give timely notice thereof in writing to: c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than February 5, 2013 and no later than the later of (i) March 8, 2013 and (ii) twenty-five days after the Company has made a public announcement of its 2013 Annual Meeting of Shareholders in accordance with the North Dakota Publicly Traded Corporations Act. If a shareholder who wishes to make a nomination or present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the shareholder’s nomination or proposal if it is properly brought before the Annual Meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. If the date of the Company’s 2013 Annual Meeting is changed by more than five (5) days from the anniversary date of the 2012 Annual Meeting, then a shareholder nomination and proposal to be timely must be received no later than ninety (90) days prior to the date of the 2013 Annual Meeting of Shareholders.

Shareholder notices must contain specified information and conform to certain requirements set forth in the Company’s by-laws. Notices regarding nominations of a candidate for election to the Company’s board of directors should state whether or not the person(s) making the recommendation are “qualified shareholders” under the North Dakota Publicly Traded Corporations Act and should comply with applicable provisions of the Company’s by-laws.

All shareholder nominations and proposals must satisfy any applicable requirements of the Company’s by-laws, rules of the SEC and North Dakota corporate law, including the North Dakota Publicly Traded Corporations Act. The board of directors may refuse to acknowledge the nomination or proposal not made in compliance with applicable laws and regulations and the Company’s by-laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2011.

Shareholders Sharing an Address

Only one proxy statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple shareholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current shareholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Form 10-K/A, as filed with the SEC, including financial statements, was included with the Annual Report mailed to each shareholder with this Proxy Statement. Shareholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, shareholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed envelope.

By Order of the Board of Directors /s/ Michael Obertop Michael Obertop Secretary

May 7, 2012

St. Charles, Missouri

AMERICAN RAILCAR INDUSTRIES, INC. 100 CLARK STREET ST. CHARLES, MISSOURI 63301 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of American Railcar Industries, Inc., a North Dakota corporation (the “Company”), hereby appoints SungHwan Cho and Michael Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Country Inn & Suites, 1190 South Main Street, St. Charles, Missouri 63301, on Tuesday, June 5, 2012 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Shareholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked. (Continued and to be signed on the reverse side.) 1

ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN RAILCAR INDUSTRIES, INC. June 5, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at www.americanrailcar.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. 7 Please detach along perforated line and mail in the envelope provided. 3333333333 5 The Board of Directors recommends a vote FOR each of the Director nominees listed in Proposal No. 1 and FOR Proposal No. 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIREC- 1 The election as directors of all nominees listed below: FOR AGAINST ABSTAIN TORS. Carl C. Icahn | This proxy will be voted as specified or, where no direction is given, will be voted FOR all Director nominees listed in Proposal No. 1. and James J unger FOR Proposal No. 2. James C. Pontious The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and j Mike Laisure Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise. Harold First Please complete, date and sign and mail this proxy promptly in the enclosed postage-prepaid envelope. Brett Icahn Hunter Gary Samuel Merksamer SungHwan Cho 2. The advisory resolution to approve executive compensation. NOTE: The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give H full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.